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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NetGravity, Inc. and Subsidiaries

    We consent to incorporation by reference in the Registration Statement on Form S-4 of DoubleClick Inc. of our report dated January 27, 1999, relating to the balance sheet of NetGravity, Inc. and subsidiaries as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999, annual report on Form 10-K of DoubleClick Inc.

    We also consent to the reference to our firm under the heading 'Experts' in this Registration Statement.

                                          /s/ KPMG LLP


San Francisco, California
November 20, 2000